Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PURPLE COMMUNICATIONS, INC.,

a Delaware corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

Purple Communications, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section A of Article IV of the Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock designated “Common Stock” and “Preferred Stock”, respectively. The total number of shares which the Corporation is authorized to issue is Four Hundred Twenty Million (420,000,000), of which Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.01 per share, and Twenty Million (20,000,000) shares shall be Preferred Stock, par value $0.01 per share.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That the amendment of the Fourth Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, Purple Communications, Inc. has caused this Certificate of Amendment to be signed by Michael J. Pendergast, its duly authorized General Counsel and Secretary, this 28th day of February, 2010.

/s/ Michael J. Pendergast
Michael J. Pendergast, General Counsel and Secretary